EXHIBIT 99.1

For Immediate Release

PARLUX REPORTS THIRD QUARTER RESULTS

FORT LAUDERDALE, FLORIDA, February 8, 2005.  Parlux Fragrances, Inc. (NASDAQ:PARL) announced today results for its third quarter ended December 31, 2004.

Net sales for the quarter were $28,748,499 compared to $25,763,661 for the same quarter of the prior year, an increase of 12%. Sales to unrelated parties increased 25%; sales to related parties remained at prior year levels. Net income for the quarter increased 70% reaching $2,867,746 ($0.27 per share), compared to $1,687,246 ($0.18 per share) for the comparable prior year period.

For the nine-month period ended December 31, 2004, net sales were $74,433,059, compared to $60,957,182, an increase of 22%. Net income increased 95% to $7,433,559 ($0.70 per share) compared to net income of $3,806,439 ($0.40 per share) for the comparable prior year period.

Commenting on the results, Mr. Ilia Lekach, Chairman and Chief Executive Officer said, “The introduction of our Paris Hilton fragrance in the United States continues to be successful, and we are proceeding with an international roll out, with a launch party and personal appearance scheduled for Mexico City in mid-March. Our business will continue to expand next year with planned new product launches under our GUESS and Maria Sharapova licenses, and the recent addition of the XOXO line of fragrances which is shipping this quarter”. Mr. Lekach continued, “Assuming the consumer market accepts our new product introductions as we anticipate, and the worldwide economic conditions remain relatively stable, we believe that our revenues for the upcoming fiscal year ending March 31, 2006 could double”.

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige fragrances and holds the licenses to manufacture and distribute the designer fragrance brands of Perry Ellis, GUESS, Paris Hilton, Ocean Pacific (OP), Maria Sharapova, Andy Roddick, and Fred Hayman Beverly Hills. Parlux also recently signed a license to manufacture and distribute Paris Hilton watches.

The Company may periodically release forward-looking statements pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and the Company’s ability to introduce new products in a cost-effective manner. Readers are cautioned not to place undue reliance on these forward statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

 (See table attached)

FOR:

Parlux Fragrances, Inc.

CONTACT:

Ilia Lekach 954-316-9008 Ext. 116  Frank A. Buttacavoli Ext. 117

PR NEWSWIRE:

COMPANY NEWS ON-CALL:  (800) 758-5804  Parlux code 674987

COMPANY NEWS ON-INTERNET:   http://www.prnewswire.com

For Immediate Release

PARLUX FRAGRANCES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

Three Months Ended December 31,	2004	2003
Net sales:
Unrelated customers	$14,963,501	$12,009,892
Related customers	13,784,998	13,753,769
	28,748,499	25,763,661
Cost of goods sold:
Unrelated customers	5,808,330	5,712,270
Related customers	6,887,508	7,242,105
	12,695,838	12,954,375

Gross margin	16,052,661	12,809,286
Operating expenses	11,463,536	10,008,656
Operating income	4,589,125	2,800,630
Interest (income) expense and bank charges, net	(36,272)	79,266
Income before taxes	4,625,397	2,721,364
Income tax provision	1,757,651	1,034,118
Net income	$2,867,746	$1,687,246
Fully diluted earnings per share	$0.27	$0.18
Weighted average shares outstanding	10,614,655	9,467,609

Nine Months Ended December 31,	2004	2003
Net sales
Unrelated customers	$32,000,627	$30,243,016
Related customers	42,432,432	30,714,166
	74,433,059	60,957,182
Cost of goods sold:
Unrelated customers	14,550,531	15,246,441
Related customers	21,155,216	16,063,461
	35,705,747	31,309,902
Gross margin	38,727,312	29,647,280
Operating expenses	26,838,935	23,313,194
Operating income	11,888,377	6,334,086
Interest (income) expense and bank charges, net	(101,235)	194,668
Income before taxes	11,989,612	6,139,418
Income tax provision	4,556,053	2,332,979
Net income	$7,433,559	$3,806,439
Fully diluted earnings per share	$0.70	$0.40
Weighted average shares outstanding	10,591,091	9,497,239

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